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                                                                    Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Registration Statement of AirGate PCS, Inc. on Form S-4 of our report dated February 7, 2001, except for Notes 9 and 20, as to which the dates are February 23, 2001 and August 28, 2001, respectively, on the consolidated financial statements of iPCS, Inc. and subsidiaries and predecessor as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such proxy statement/prospectus.

/s/ Deloitte & Touche LLP
Davenport, Iowa
September 21, 2001